Exhibit 5.1

787 Seventh Avenue New York, NY 10019-6099 Tel:212 728 8000 Fax: 212 728 8111

November 27, 2019

AXA Equitable Holdings, Inc.

1290 Avenue of the Americas

New York, NY 10104

RE: AXA EQUITABLE HOLDINGS, INC. – UNDERWRITTEN PUBLIC OFFERING OF DEPOSITARY SHARES

Ladies and Gentlemen:

We have acted as special counsel to AXA Equitable Holdings, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of 29,000,000 depositary shares (the “Depositary Shares”) each representing a 1/1,000th interest in a share of its Fixed Rate Noncumulative Perpetual Preferred Stock, Series A, $1.00 par value per share, with a $25,000 liquidation preference per share (the “Series A Preferred Shares,” and together with the Depositary Shares, the “Securities”), pursuant to the Underwriting Agreement, dated November 20, 2019 (the “Underwriting Agreement”), among the Company and the representatives (the “Representatives”) of the underwriters (the “Underwriters”) listed on Schedule I thereto. The terms of the Series A Preferred Shares are set forth in a certificate of designations filed by the Company with the Secretary of State of the State of Delaware on November 21, 2019 (the “Certificate of Designations”).

In the above capacity, we have reviewed: (a) the registration statement on Form S-3 (File No. 333-234788) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which automatically became effective under the Securities Act on November 20, 2019, allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the documents incorporated by reference therein (the “Registration Statement”); (b) the prospectus, dated November 20, 2019 (the “Base Prospectus”), filed as part of the Registration Statement; (c) the preliminary prospectus supplement, dated November 20, 2019, relating to the Securities, in the form filed by the Company with the Commission on November 20, 2019 pursuant to Rule 424(b) of the Rules and Regulations; (d) the prospectus supplement, dated November 20, 2019 (together with the Base Prospectus, the “Prospectus”), relating to the Securities, in the form filed by the Company with the Commission on November 22, 2019 pursuant to Rule 424(b) of the Rules and Regulations; (e) the Issuer Free Writing Prospectus containing the final pricing terms of the Securities filed by the Company with the Commission on November 20, 2019; (f) an executed

Addressees Listed on Schedule I

November 27, 2019

copy of the Underwriting Agreement; (g) an executed copy of the Certificate of Designations; (h) a copy of the certificate representing the Series A Preferred Shares executed by the Company; (i) an executed copy of the Deposit Agreement, dated as of November 27, 2019 (the “Deposit Agreement”), among the Company, Computershare Inc. and Computershare Trust Company, N.A., collectively, as depositary (the “Depositary”), and the holders from time to time of the depositary receipts issued thereunder (the “Depositary Receipts”); (j) a copy of the global Depositary Receipt representing the Depositary Shares; (k) a certificate of the Secretary of the Company, dated November 27, 2019, including the exhibits thereto; (l) a certificate, dated November 27, 2019 from the Office of the Secretary of the State of Delaware as to the existence and good standing in the State of Delaware of the Company; (m) a copy of the written notice of the Representatives exercising their right to purchase the Option Depositary Shares; and (n) such other records of the corporate proceedings of the Company as we have deemed necessary as the basis for the opinions expressed herein.

We have also examined, have relied as to matters of fact upon and have assumed the accuracy of originals or copies certified, or otherwise identified to our satisfaction, of such records, agreements, documents and other instruments that we have deemed appropriate and such representations, statements and certificates or comparable documents of or from public officials and officers and representatives of the Company and of representations of such persons whom we have deemed appropriate, and have made such other investigations, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. In such examination, and in connection with our review of all such documents, including the documents referred to in clauses (a) through (n) of the preceding paragraph, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

Based upon and subject to the foregoing, and subject to the further limitations, qualifications and assumptions stated herein, we are of the opinion that:

(1) The Series A Preferred Shares and the Depositary Shares have been duly authorized by the Company and, upon issuance and delivery of and payment for the Depositary Shares pursuant to the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable. The deposit of the Series A Preferred Shares in accordance with the Deposit Agreement has been duly authorized; and

(2) Upon deposit of the Series A Preferred Shares with the Depositary pursuant to the Deposit Agreement and the due execution and delivery by the Depositary of the Deposit Agreement and the Depositary Receipts in accordance with the Deposit Agreement, the Depositary Shares will entitle the holder thereof to the benefits provided in the Deposit Agreement and the Depositary Receipts. The issuance of the Depositary Shares and the Series A Preferred Shares is not subject to the preemptive or other similar rights of any securityholder of the Company or other entity. No holder of Depositary Shares will be subject to personal liability by reason of being such a holder.

Addressees Listed on Schedule I

November 27, 2019

We express no opinion as to the effect of any federal or state laws regarding fraudulent transfers or conveyances. We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States. Furthermore, we express no opinion as to: (i) whether a United States federal court would accept jurisdiction in any dispute, action, suit or proceeding arising out of or relating to the Securities or the transactions contemplated thereby; and (ii) any waiver of inconvenient forum.

This opinion letter is rendered as of the date hereof based upon the facts and law in existence on the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any circumstances that may come to our attention after the date hereof with respect to the opinion and statements set forth above, including any changes in applicable law that may occur after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Form 8-K to be filed in connection with the issuance and sale of the Depositary Shares and the underlying Series A Preferred Shares, and to the reference to us under the heading “Legal Opinions” in the Prospectus. In giving such consent, we do not thereby concede that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP